FOR IMMEDIATE RELEASE

Contact Information
Josh Klaetsch, Investor Relations
Phone: (701) 837-7104
E-mail : IR@centerspacehomes.com

CENTERSPACE APPOINTS JAY ROSENBERG TO BOARD OF TRUSTEES

MINNEAPOLIS, MN, July 9, 2024 – Centerspace (NYSE: CSR) announced today the appointment of Jay Rosenberg to its Board of Trustees on July 8, 2024. Mr. Rosenberg will also serve on Centerspace’s Nominating and Corporate Governance Committee.
“We are excited about the addition of Jay as a Trustee,” said Centerspace President and CEO Anne Olson. “His extensive knowledge of the public real estate industry as an investor, as well as his experiences in investment strategy development, will be valuable additions to Centerspace and our Board of Trustees as we continue to scale the Company.”
Mr. Rosenberg recently retired as Head of Public Real Assets for Nuveen, where he oversaw strategy, investment process and performance of the firm’s listed real assets platform while also serving as a member of Nuveen’s global investment committee. Additionally, he served as a portfolio manager on Nuveen’s public global infrastructure, real asset income, real estate securities and global real estate securities strategies, most of which were created under his leadership. Jay’s investment management career at Nuveen spanned over 19 years and he has been involved in investment management and real estate related occupations for almost three decades. Jay earned a bachelor’s degree from the University of Wisconsin – Madison and a master’s degree in Urban Planning and Public Policy from the University of Illinois at Chicago.
“It is an honor to welcome Jay to the Board of Centerspace. He is an accomplished and highly respected member of the equity investment community. Jay’s vast public company experience from the investor’s chair and long track record of success in the real estate space further strengthens our Board’s depth of expertise. I look forward to his contributions to Centerspace’s continued growth,” said Centerspace Board Chair John Schissel.
About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, the company currently owns 70 apartment communities consisting of 12,883 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and South Dakota. Centerspace was named a top workplace for the fifth consecutive year in 2024 by the Minneapolis Star Tribune. For more information, please visit https://www.centerspacehomes.com.
If you would like more information about this topic, please contact Josh Klaetsch, Director of Investor Relations, at 701-837-7104, or IR@centerspacehomes.com.